Exhibit (k)(5)

SALE AND CONTRIBUTION AGREEMENT

between

FS GLOBAL CREDIT OPPORTUNITIES FUND,

as Seller

and

DAUPHIN FUNDING LLC,

as Purchaser

Dated as of August 26, 2014

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		Page
SECTION 8.4	Severability of Provisions.	18
SECTION 8.5	Further Assurances.	18
SECTION 8.6	No Waiver; Cumulative Remedies.	18
SECTION 8.7	Counterparts.	18
SECTION 8.8	Binding Effect; Third-Party Beneficiaries.	18
SECTION 8.9	Merger and Integration.	19
SECTION 8.10	Headings.	19

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This SALE AND CONTRIBUTION AGREEMENT, dated as of August 26, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between FS Global Credit Opportunities Fund, a Delaware statutory trust, as seller (in such capacity, the “Seller”) and Dauphin Funding LLC, a Delaware limited liability company, as purchaser (in such capacity, the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase certain loans and related assets existing on the Closing Date and from time to time thereafter;

WHEREAS, the Seller may also wish to contribute certain loans and related contracts to the capital of the Purchaser on the Closing Date and from time to time on each Purchase Date; and

WHEREAS, the Seller desires to sell, assign and contribute such loans and related contracts to the Purchaser upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and the Seller as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). All capitalized terms used herein but not defined herein shall have the respective meanings specified in, or incorporated by reference into, the Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among the Purchaser, as borrower, Deutsche Bank AG, New York Branch, as administrative agent and lender, and the other lenders party thereto from time to time.

“Agreement” has the meaning set forth in the preamble hereto.

“Collateral Obligations” means any commercial loan, bond or note or participation interest therein owned by the Purchaser, excluding the Retained Interest thereon.

“Convey” means to sell, transfer, assign, contribute or otherwise convey assets hereunder.

“Conveyance” means, as the context may require, the Initial Conveyance or a Subsequent Conveyance.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Conveyance” has the meaning set forth in Section 2.1(a).

“Obligor” means, for any Collateral Obligation, the borrower thereunder or the issuer thereof.

“Payment Date” means each Subsequent Conveyance Date and the date of the Initial Conveyance.

“Purchase Date” has the meaning set forth in Section 2.1(b).

“Purchase Notice” has the meaning set forth in Section 2.1(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Related Security” means, with respect to each Collateral Obligation:

(a) any property or other assets designated and pledged or mortgaged as collateral to secure repayment of a Collateral Obligation (including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Purchaser as an “equity kicker” from the Obligor in connection with such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets), all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable transfer date and all liquidation proceeds thereof;

(b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) the sum of all interest collections and all principal collections received with respect to any Conveyance with respect to such Collateral Obligation and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Purchaser thereunder and all rights, remedies, powers, privileges and claims of the Purchaser thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Purchaser at law or in equity);

(e) with respect to such Collateral Obligation and any of the foregoing: (i) if such Collateral Obligation includes a promissory note, an original, executed copy of a promissory note or a copy of an executed promissory note (in the case of a lost promissory note) accompanied by an original executed affidavit and indemnity endorsed by the Purchaser in blank, in each case with an unbroken chain of endorsements from each prior holder of such promissory note to the Purchaser or in blank (unless such note is in bearer form, in which case delivery alone shall suffice), or in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Purchaser, (ii) copies of any related loan agreement, security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, guarantees, note purchase agreement, intercreditor and/or subordination agreement, each to the extent in the possession of the Purchaser, (iii) copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation, and (iv) all other documents, books, records and other information prepared and maintained by or on behalf of the Purchaser with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Purchaser or the Manager with respect to such Collateral Obligation or Obligors; and

(f) all recoveries and proceeds of the foregoing.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 6.1 as of any time of determination, the sum of (i) the greater of (a) an amount equal to the purchase price paid by the Purchaser for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral and (b) the product of (I) the Market Value (determined as described in Section 4 of Annex II to the Credit Agreement (treating any Warranty Collateral Obligation that is not Cash or a Cash Equivalent as a Fund Investment solely for purposes of this definition, regardless of whether it would qualify as a “Fund Investment” under the definition thereof)) of such Warranty Collateral Obligation and (II) one minus the Margin Requirement for such Collateral Obligation (or, in the case of a Warranty Collateral Obligation that is not an Eligible Investment, the Margin Requirement that would be applicable to such Warranty Collateral Obligation if it were an Eligible Investment), and (ii) any accrued and unpaid interest thereon that has not been paid into the Custodial Account.

“Repurchase Event” means, with respect to any Transferred Collateral Obligation, the occurrence of any of the following:

(a) the related Conveyance becomes or may become voidable or subject to avoidance under Title 11 of the Bankruptcy Code and the rules and regulations thereunder;

(b) the Seller has actual knowledge or is notified of any event which, as of the date of the related Conveyance had occurred and was continuing, could reasonably have been expected to affect the collectibility of such Transferred Collateral Obligation or cause it not to be paid in full; or

(c) such Transferred Collateral Obligation (or any portion thereof after giving effect to any contribution) was sold by the Seller to the Purchaser other than pursuant to a “true sale”.

“Retained Economic Interest” has the meaning set forth in Section 5.1(l)(i).

“Retained Interest” means, with respect to any Collateral Obligation included in any Conveyance, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the underlying instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Retention Requirements” means Part 5 of the EU Capital Requirements Regulation (Regulation (EU) 575/2013), together with any guidelines, regulatory technical standards, implementing technical standards or related documents published from time to time in relation thereto by the European Banking Authority (or any predecessor or successor agency or authority) and the European Commission, together with each other amendment or modification thereto approved by the parties hereto for purposes of this definition, each to the extent legally binding in the Member State of a Lender and in each case as determined or imposed by any regulatory body having supervisory authority over any Lender.

“Schedule of Collateral Obligations” has the meaning set forth in Section 2.1(a).

“Secured Parties” means the Administrative Agent and the Lenders.

“Seller” has the meaning set forth in the preamble hereto.

“Subsequent Conveyance” has the meaning set forth in Section 2.1(b).

“Subsequent Conveyance Date” has the meaning set forth in Section 2.1(b).

“Transferred Assets” means, collectively, the Transferred Collateral Obligations and Related Security Conveyed by the Seller to the Purchaser hereunder.

“Transferred Collateral Obligations” means each Collateral Obligation Conveyed from the Seller to the Purchaser pursuant to the terms of this Agreement.

“Warranty Collateral Obligations” has the meaning set forth in Section 6.1.

SECTION 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9. The term “including” when used in this Agreement means “including without limitation.”

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

CONVEYANCES OF TRANSFERRED ASSETS

SECTION 2.1 Conveyances.

(a) On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to Convey to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from the Seller on the Closing Date (the “Initial Conveyance”), all of the Seller’s right, title and interest in and to each Collateral Obligation listed on Schedule A to this Agreement (as such schedule may be amended, supplemented, updated or otherwise modified from time to time, the “Schedule of Collateral Obligations”) (the Schedule of Collateral Obligations, as amended, supplemented, updated or otherwise modified shall become part of the Schedule of Collateral Obligations), together with all other Related Security and all proceeds of the foregoing but excluding the Retained Interests (if any) for such Collateral Obligation.

(b) In the event the Purchaser agrees, from time to time after the Closing Date, to acquire additional Collateral Obligations (including Related Security) from the Seller, the Purchaser shall deliver written notice thereof to the Administrative Agent substantially in the form set forth in Schedule B hereto (each, a “Purchase Notice”), designating the date of the proposed Conveyance (a “Subsequent Conveyance Date” or a “Purchase Date”) and attaching a supplement to the Schedule of Collateral Obligations identifying the Transferred Assets proposed to be Conveyed. On the terms and subject to the conditions set forth in this Agreement and the Credit Agreement, the Seller shall Convey to the Purchaser, and the Purchaser shall purchase, on the applicable Subsequent Conveyance Date (each such purchase and sale being herein called a “Subsequent Conveyance”), all of the Seller’s right, title and interest in and to each Collateral Obligation then reported by the Seller on the Schedule of Collateral Obligations attached to the related Purchase Notice, together with all other Related Security and all proceeds of the foregoing but excluding the Retained Interests (if any) for such Collateral Obligation.

(c) It is the express intent of the Seller and the Purchaser that each Conveyance of Transferred Assets by the Seller to the Purchaser pursuant to this Agreement be construed as an absolute sale or contribution, as applicable, of such Transferred Assets by the Seller to the Purchaser. Further, it is not the intention of the Seller and the Purchaser that any purchase be deemed a grant of a security interest in the Transferred Assets by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Conveyances hereunder shall be characterized as loans and not as sales and/or contributions, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and other applicable law and (ii) the Conveyances by the Seller provided for in this Agreement shall be deemed to be, and the Seller hereby grants to the Purchaser, a security interest in, to and under all of the Seller’s right, title and interest in, to and under, whether now owned or hereafter acquired, such Transferred Assets and all proceeds of the foregoing. The Purchaser and its assignees shall have, with respect to such Transferred Assets and other related rights, in addition to all the other rights and remedies available to the Purchaser and its assignees and under the other Transaction Documents, all the rights and remedies of a secured party under any applicable UCC.

The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Transferred Assets to secure a debt or other obligation, such security interest would be deemed to be a perfected security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement. The Seller represents and warrants that the Transferred Assets are being transferred with the intention of removing them from the Seller’s estate pursuant to Section 541 of the Bankruptcy Code.

(d) In connection with the Initial Conveyance, the Seller agrees to file on or prior to the Closing Date, at its own expense, a financing statement or statements with respect to the Transferred Assets Conveyed by the Seller hereunder from time to time meeting the requirements of applicable state law in the jurisdiction of the Seller’s organization to perfect and protect the interests of the Purchaser created hereby under the UCC against all creditors of, and purchasers from, the Seller, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser as soon as reasonably practicable after its receipt thereof.

(e) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be reasonably necessary or as the Purchaser may reasonably request, in order to perfect or protect the interest of the Purchaser in the Transferred Assets purchased hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Seller will, in order to accurately reflect the Conveyances contemplated by this Agreement, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) or other documents or instruments as may be reasonably requested by the Purchaser and mark its master computer records (or related sub-ledger) noting the purchase by the Purchaser of the Transferred Assets and the Lien of the Administrative Agent pursuant to the Security Agreement. The Seller hereby authorizes the Purchaser to file and, to the fullest extent permitted by applicable law the Purchaser shall be permitted to file initial financing statements, continuation statements and amendments thereto and assignments thereof without the Seller’s further action; provided that the description of collateral contained in such financing statements shall be limited to only Transferred Assets. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

SECTION 2.2 Indemnification. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Seller agrees to indemnify on a net after-tax basis (including, for example, taking into account the deductibility of an applicable underlying damage, loss, liability or related cost and expense) the Purchaser and its successors, transferees, and assigns (including each Secured Party) and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of any breach by the Seller of any of its obligations hereunder or arising as a result of the failure of any representation or warranty of the Seller herein to be true and correct on the date such representation or warranty was made, excluding, however, (a) Indemnified Amounts in respect of any Transferred Asset due to such Obligor’s creditworthiness, (b) Indemnified Amounts payable to an Indemnified Party to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party or its agent or subcontractor, (c) except as otherwise specifically provided herein, non-payment by any Obligor of an amount due and payable with respect to a Transferred Asset, (d) any Excluded Taxes and any Taxes indemnifiable under the Credit Agreement and (e) Indemnified Amounts resulting from the performance or non-performance of the Collateral Obligations.

ARTICLE III

CONSIDERATION AND PAYMENT; REPORTING

SECTION 3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Transferred Assets Conveyed on each Purchase Date shall be a dollar amount equal to the fair market value (as agreed upon between the Seller and the Purchaser at the time of such Conveyance) of such Transferred Assets as of such date.

SECTION 3.2 Payment of Purchase Price. The Purchase Price shall be paid on the related Purchase Date at the option of the Seller (a) by the Purchaser making a payment in cash of immediately available funds, (b) by the Seller making a capital contribution to the Purchaser, or (c) any combination of the foregoing clauses (a) and (b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Seller’s Representations and Warranties. The Seller represents and warrants to the Purchaser as of the Closing Date and as of each Purchase Date:

(a) Organization and Good Standing. The Seller is a statutory trust duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business and the performance of its obligations hereunder and under the other

Transaction Documents to which it is a party requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under this Agreement, (ii) the validity or enforceability of the Transferred Assets and the Related Security and (iii) its ability to perform its obligations under the other Transaction Documents to which it is a party.

(b) Power and Authority. The Seller has the power and authority to own, pledge, mortgage, operate and convey the Transferred Assets, to conduct its business as now, or proposed to be, conducted and to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated hereby and thereby.

(c) Authorization; Contravention. The execution, delivery and performance by the Seller of this Agreement, each other Transaction Document to which it is a party and all other agreements, instruments and documents which may be delivered by it pursuant hereto or thereto and the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary action on the part of the Seller, (ii) do not contravene or cause the Seller to be in default in any material respect under (A) its certificate of trust or other organizational documents, (B) any contractual restriction with respect to any Debt of the Seller or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting it or its property, or (C) any law, rule, regulation, order, license, requirement, writ, judgment, award, injunction or decree applicable to, binding on or affecting it or any of its property and (iii) do not result in or require the creation of any Lien upon or with respect to any of its properties (other than Liens created pursuant to this Agreement).

(d) Execution and Delivery. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(e) Governmental Authorization. No approval, consent of, notice to, filing with or permits, licenses, qualifications or other action by any Governmental Authority having jurisdiction over it or its properties is required or necessary (i) for the conduct of the Seller’s business as currently conducted, for the ownership, use, operation or maintenance of its properties and for the due execution, delivery and performance by the Seller of this Agreement or any of the Transaction Documents to which it is a party, (ii) for the perfection of or the exercise by each of the Purchaser and the Administrative Agent of any of its rights or remedies under the Credit Agreement or hereunder, or (iii) to ensure the legality, validity, or enforceability of this Agreement in any jurisdiction in which the Seller does business, in each case other than (A) consents, notices, filings and other actions which have been obtained or made (or will be obtained or made substantially simultaneously with the Closing Date), and continuation statements and renewals in respect thereof and (B) where the lack of such consent, notice, filing or other action would not have a material adverse effect on its ability to perform its obligations hereunder and under the Transaction Documents to which it is a party.

(f) Legality; Validity; Enforceability. Assuming due authorization, execution and delivery by each other party hereto and thereto, this Agreement and each other Transaction Document to which it is a party is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

(g) No Litigation. There are no proceedings or investigations pending or, to its knowledge, threatened against the Seller, before any court or Governmental Authority having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Transferred Assets or (E) seeking to impose any excise, franchise, transfer or similar tax upon the conveyance of the Transferred Assets hereunder.

(h) Legal Compliance. The Seller has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Transferred Assets.

(i) Taxes. The Seller has timely filed all federal and other material Tax returns (foreign, federal, state, local and otherwise) required to be filed by it relating to the Transferred Assets and has paid all federal and other material Taxes due and payable by it relating to the Transferred Assets (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Seller). It is not liable for taxes with respect to the Transferred Assets payable by any other Person. No Tax lien or similar adverse claim has been filed, and no claim has been filed or is being asserted, with respect to any Tax relating to the Transferred Assets. Any taxes, fees and other governmental charges payable by the Seller in connection with the transactions contemplated by this Agreement and the execution and delivery of this Agreement have been paid or shall have been paid if and when due.

(j) Place of Business. The principal place of business and chief executive office of the Seller, and the offices where the Seller keeps all its records, are located at its address specified in Section 8.3, or such other locations notified to the Purchaser in accordance with this Agreement in jurisdictions where all action required by the terms of this Agreement has been taken and completed. There are currently no, and during the past four months (or such shorter time as the Seller has been in existence) there have not been, any other locations where the Seller is located (as that term is used in the UCC of the jurisdiction where such principal place of business is located).

(k) Ownership; Security Interest.

i. In the event that, notwithstanding the intent of the parties, the Conveyances hereunder shall be characterized as loans and not as sales and/or contributions, then this Agreement creates a valid and continuing Lien on the Transferred Assets in favor of the Purchaser and the Administrative Agent, as assignee, for the benefit of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected under such article), and is enforceable as such against creditors of and purchasers from the Purchaser; the Transferred Assets are comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Seller has complied with its obligations as set forth herein; the Seller has received all consents and approvals required by the terms of any Collateral Obligation to the sale and granting of a security interest in the Collateral Obligations hereunder to the Purchaser and the Administrative Agent, as assignee on behalf of the Secured Parties; the Seller has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Transferred Assets in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Transferred Asset have been or, subject to the delivery requirements contained in the Credit Agreement, will be delivered to the Purchaser or its designee; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser and the Administrative Agent, as assignee on behalf of the Secured Parties; with respect to a Transferred Asset that constitutes a Certificated Security, such certificated security has been delivered to the Purchaser or its designee and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Administrative Agent or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Seller of such Certificated Security; and in the case of an Uncertificated Security, by causing the Purchaser or its designee to become the registered owner of such uncertificated security.

(l) Fair Consideration; No Avoidance for Collateral Obligation Payments. With respect to each Transferred Collateral Obligation sold hereunder, the Seller sold such Transferred Collateral Obligation to the Purchaser in exchange for payment, made in accordance with the provisions of this Agreement, in an amount which constitutes fair consideration and reasonably equivalent value. Each such Conveyance referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Seller to the Purchaser. In addition, no such Conveyance shall have been made with the intent to hinder or delay payment to or defraud any creditor of the Seller.

(m) Eligibility of Transferred Collateral Obligations. Each Transferred Collateral Obligation Conveyed hereunder is, at the time of such Conveyance, an Eligible

Investment. As of each Purchase Date, Schedule A is an accurate and complete listing of all the Transferred Collateral Obligations and other Transferred Assets hereunder as of such Purchase Date.

(n) Adequate Capitalization; No Insolvency. The Seller is adequately capitalized and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. The Seller is adequately capitalized for its business as proposed to be conducted in the foreseeable future and does not expect the commencement of any insolvency, bankruptcy or similar proceedings or the appointment of a receiver, liquidator or similar official in respect of its assets. The Seller executed and delivered each of the Transaction Documents to which it is a party for fair consideration and without the intent to hinder, delay or defraud any of its creditors or any other Person.

(o) True and Complete Information. All information heretofore or hereafter furnished by or on behalf of the Seller in writing to any Lender or the Administrative Agent in connection with this Agreement, the other Transaction Documents, the Transferred Assets, or any transaction contemplated hereby is and will be (when taken as a whole) true, correct and complete in all material respects.

(p) Financial Statements. The Seller has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Seller for the fiscal year most recently ended, and (B) the unaudited consolidated financial statements or statement of investments, as applicable, of the Seller for the applicable fiscal period most recently ended, in each case when (and to the extent) required to be delivered under Sections 6.01(b)(i) and (ii) of the Credit Agreement. Such financial statements (including the related notes) fairly present the financial condition of the Seller as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with GAAP.

(q) Payment in Full. The Seller had no actual knowledge at the time of Conveyance of a Transferred Asset of any fact which leads it to expect that any payments on such Transferred Asset will not be paid in full when due or to expect any other material adverse effect on (A) the performance by the Seller of its obligations under this Agreement or any of the Transaction Documents to which it is a party, (B) the validity or enforceability of this Agreement or any of the Transaction Documents to which it is a party, or (C) the Transferred Assets or the interests of the Seller therein.

(r) No Brokers or Finders. No broker or finder acting on behalf of the Seller was employed or utilized in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the Seller has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(s) Restricted Payments. The Seller shall not cause or permit the Purchaser to make any payments or distributions which would violate Section 6.02(r) of the Credit Agreement.

(t) Special Purpose Entity. The Purchaser is an entity with assets and liabilities separate and distinct from those of the Seller and any Affiliates thereof, and the Seller hereby acknowledges that the Administrative Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by the Credit Agreement in reliance upon the Purchaser’s identity as a legal entity that is separate from the Seller and from each other Affiliate of the Seller. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including all steps that the Purchaser or the Administrative Agent may from time to time reasonably request, to maintain the Purchaser’s identity as a legal entity that is separate from the Seller and from each other Affiliate of the Seller, and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate.

(u) Set–Off, etc. At the time of Conveyance of a Transferred Asset and to the knowledge of the Seller after reasonable inquiry, such Transferred Asset has not been compromised, adjusted, extended, satisfied, subordinated, rescinded, set–off or modified by the Seller or by the Obligor thereof, and at such time such Transferred Asset is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set–off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Transferred Asset or otherwise, by the Seller or by the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Transferred Asset otherwise permitted under the Transaction Documents.

(v) No Fraud. Each Collateral Obligation was originated without any fraud or material misrepresentation by the Seller or, to the Seller’s knowledge, on the part of the related Obligor.

SECTION 4.2 Reaffirmation of Representations and Warranties by the Seller; Notice of Breach. On the Closing Date and on each Purchase Date, the Seller, by accepting the proceeds of such Conveyance, shall be deemed to have certified that all representations and warranties described in Section 4.1 are true and correct on and as of such day as though made on and as of such day (or, if such representation or warranty is limited to a specific date, such specific date). The representations and warranties set forth in Section 4.1 shall survive (i) the Conveyance of the Transferred Assets to the Purchaser, (ii) the termination of the rights and obligations of the Purchaser and the Seller under this Agreement and (iii) the termination of the rights and obligations of the Purchaser under the Credit Agreement. Upon discovery by a Responsible Officer of the Purchaser or the Seller of a breach of any of the foregoing representations and warranties in any material respect, the party discovering such breach shall give prompt written notice to the other and to the Administrative Agent.

ARTICLE V

COVENANTS OF THE SELLER

SECTION 5.1 Covenants of the Seller. The Seller hereby covenants and agrees with the Purchaser that, from the date hereof, and until all amounts owed by the Seller pursuant to this Agreement have been paid in full (other than as expressly survive the termination of this Agreement), unless the Purchaser otherwise consents in writing:

(a) Compliance with Agreements and Applicable Laws. The Seller shall perform each of its obligations under this Agreement and the other Transaction Documents to which it is a party and comply with all Applicable Laws, including those applicable to the Transferred Collateral Obligations and all proceeds thereof, except to the extent that the failure to so comply would not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under the Transaction Documents to which it is a party, (ii) its assets, operations, properties, financial condition, or business or (iii) the validity or enforceability of this Agreement or any of the other Transaction Documents.

(b) Maintenance of Existence and Conduct of Business. The Seller shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a statutory trust and maintain its rights and franchises in its jurisdiction of formation and (B) qualify and remain qualified as a foreign corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a material adverse effect on its assets, operations, properties, financial condition, or business; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations in each case except where the failure to maintain such liens, permits, charters and registrations would not reasonably be expected to have a material adverse effect on its assets, operations, properties, financial condition, or business.

(c) Cash Management Systems: Deposit of Collections. The Seller shall transfer, or cause to be transferred, all interest collections and all principal collections received with respect to any Conveyance by the Seller to the Custodial Account by the close of business on the Business Day following the date such collections are received.

(d) Books and Records. The Seller shall keep proper books of record and account in which full and correct entries shall be made of all transactions with the Purchaser and the assets and business of the Seller related to its obligations under this Agreement or any Transferred Assets or assets proposed to be transferred in accordance with GAAP, maintain and implement administrative and operating procedures necessary to fulfill its obligations hereunder; and keep and maintain all documents, books, records and other information necessary or reasonably advisable and relating to the Transferred Assets prior to their Conveyance hereunder for the collection of all Transferred Assets.

(e) Taxes. The Seller will file on a timely basis all federal and other material Tax returns required to be filed and will pay all federal and other material Taxes due and payable by it (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Seller).

(f) ERISA. The Seller shall not, and shall not cause or permit any of its Affiliates to, cause or permit to occur an event that results in the imposition of a Lien on its interest, if any, in any Transferred Asset under Section 412 of the IRC or Section 303(K) or 4068 of ERISA.

(g) Liens. The Seller shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents (other than the Lien covering this Agreement and existing on the Closing Date, which has been disclosed to the Administrative Agent) or on or with respect to any of its rights in the Transferred Assets, in each case other than Permitted Liens. For the avoidance of doubt, this Section 5.1(g) shall not apply to any property retained by the Seller and not Conveyed or purported to be Conveyed hereunder.

(h) Change of Name. Etc. The Seller shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Seller (or by the Administrative Agent on behalf of the Seller) in accordance with Sections 2.1(d) and (e) seriously misleading or change its jurisdiction of organization, unless the Seller shall have given the Purchaser at least 10 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.

(i) Sale Characterization. The Seller shall not make statements or disclosures, or treat the transactions contemplated by this Agreement (other than for Tax or accounting purposes) in any manner other than as a true sale, contribution or absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Collateral Obligations Conveyed or purported to be Conveyed hereunder; provided that the Seller may consolidate the Purchaser and/or its properties and other assets for accounting purposes in accordance with GAAP.

(j) Commingling. The Seller shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute collections or other proceeds of any Collateral Obligations into the Custodial Account.

(k) Nonconsolidation Opinion. The Seller shall not take any action contrary to the “Assumptions and Facts” section in the opinion of Dechert LLP, dated the date hereof, relating to certain nonconsolidation matters.

(l) Risk Retention.

i. For so long as any Obligations are outstanding: (i) the Seller represents and undertakes to the Lender for the purposes of the Retention Requirements that: (A) as an originator for the purposes of the Retention Requirements, it holds and will retain on an on-going basis, a net economic interest in the securitisation transaction contemplated by the Credit Agreement, which shall not be less than 5% of the aggregate nominal value of all the Collateral Obligations (the “Retained Economic Interest”) measured at the time of origination (being the occasion of each origination or acquisition of a Collateral Obligation by the Purchaser); (B) the Retained Economic Interest takes the form of a first loss tranche in accordance with paragraph 1(d) of Article 405 of the EU Capital Requirements Regulation (Regulation (EU) No 575/2013), as represented by the Seller’s limited company interest in the Purchaser; (C) it holds and will retain up to 100% of the limited liability company interests of the Purchaser and the Purchaser shall have no other issued equity interests; (D) the aggregate capital contributions made by the Seller with respect to the limited liability company interests in the Purchaser shall represent at least 5.0% of the aggregate of the nominal value of all the Collateral Obligations measured at the time of origination as described in (A) above; and (E) the Seller shall not sell or enter into any credit risk mitigation, short positions or any other hedges or otherwise seek to mitigate its credit risk with respect to its limited liability company interests in the Purchaser (except as permitted by the EU Capital Requirements Regulation referenced in (B) above).

ii. Each Collateral Report shall contain or be accompanied by a certification from the Seller containing a representation that all of the conditions set forth in clause (i) above are true and have been true up to and on each date since the prior Reporting Date (or, with respect to the first Reporting Date, since the Closing Date). The Seller shall provide to the Administrative Agent and/or any Lender that is subject to the Retention Requirements: (A) prompt written notice of any breach of its obligations set forth in Section 5.1(l)(i); and (B) all information that any such entity requests in connection with its obligations under the Retention Requirements.

ARTICLE VI

WARRANTY LOANS

SECTION 6.1 Warranty Collateral Obligations. The Seller agrees that, with respect to any Transferred Collateral Obligation, in the event of (x) a Repurchase Event with respect to such Transferred Collateral Obligation or (y) a breach of any representation or warranty or covenant applicable to a Transferred Asset set forth in Article IV or Article V (each such Transferred Collateral Obligation, an “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Seller and (y) receipt by the Seller of written notice thereof given by the Purchaser, the Administrative Agent or the Required Lenders, the Seller shall either (a) pay to the Custodial Account in immediately available funds the Repurchase Amount with respect to the Warranty Collateral Obligation(s) to which such breach relates or (b) substitute for such Warranty Collateral Obligation(s) one or more Eligible Investment(s) with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period either (x) such Repurchase Event shall no longer be continuing or (y) the representations and warranties in Article IV and the covenants in Article V with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had been Conveyed to the Purchaser on such day, as applicable.

SECTION 6.2 Dilutions, Etc. The Seller agrees that if the Principal Balance of a Transferred Collateral Obligation that has been sold by the Seller hereunder is either reduced or adjusted as a result of any valid setoff by the Obligor against the Seller, the Seller shall be deemed to have received on such day an interest and principal collection of such Transferred Collateral Obligation in the amount of such setoff and shall, within three (3) Business Days, pay to the Custodial Account in immediately available funds an amount equal to such setoff.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions Precedent. The obligations of the Purchaser to pay the Purchase Price for the Transferred Assets sold on the Closing Date and any Purchase Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on such Purchase Date;

(b) All information concerning the Transferred Assets provided to the Purchaser and the Administrative Agent shall be true and correct, when taken as a whole, in all material respects as of such Purchase Date;

(c) The Seller shall have performed in all material respects all other obligations required to be performed by the provisions of this Agreement and the other Transaction Documents to which it is a party;

(d) The Seller shall have either filed or caused to be filed the financing statement(s) required to be filed pursuant to Sections 2.1(d) and (e); and

(e) All corporate and legal proceedings, and all instruments in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.1 Amendments, Etc. This Agreement and the rights and obligations of the parties hereunder may not be amended, supplemented, waived or otherwise modified except in an instrument in writing signed by the Purchaser and the Seller and consented to in writing by the Administrative Agent. Any Conveyance or reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification to this Agreement.

SECTION 8.2 Governing Law: Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 8.3 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth below:

(a)	in the case of the Purchaser:

Dauphin Funding LLC

c/o FS Global Credit Opportunities Fund

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

(b)	in the case of the Seller:

FS Global Credit Opportunities Fund

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

(in each case, with a copy to the Administrative Agent at the address for notice provided under the Credit Agreement)

All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by two-day mail, two Business Days after having been deposited in the mail, postage prepaid, (d) if sent by overnight courier, one Business Day after having been given to such courier, and (e) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

SECTION 8.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 8.5 Further Assurances.

(a) The Purchaser and the Seller each agree that at any time and from time to time, at its expense and upon reasonable request of the Administrative Agent, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the Conveyances and security interests granted or purported to be granted by this Agreement or to enable the Administrative Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral.

(b) The Purchaser and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments reasonably requested by the other party more fully to effect the purposes of this Agreement and the other Transaction Documents, including the execution of any financing statements or continuation statements or equivalent documents relating to the Transferred Collateral Obligations for filing under the provisions of the UCC or other laws of any applicable jurisdiction.

(c) The Purchaser and the Seller hereby severally authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Transferred Assets.

(d) The Seller shall furnish to the Administrative Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Transferred Assets as the Administrative Agent may reasonably request, all in reasonable detail.

SECTION 8.6 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser, the Seller or the Administrative Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

SECTION 8.7 Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 8.8 Binding Effect; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

The Seller hereby acknowledges that (a) the Administrative Agent is the beneficiary of a collateral assignment of this Agreement pursuant to Section 2(a)(v)(4) of the Security Agreement, (b) the Administrative Agent for the benefit of the Secured Parties shall be an express third party beneficiary of the Purchaser’s rights hereunder, including but not limited to the Purchaser’s right to indemnification set forth in Section 2.2 and (c) each Lender shall be an express third party beneficiary of the Purchaser’s rights under Section 5.1(l) and the Seller hereby agrees that each Lender may rely on the covenants made in such Section 5.1(l), subject, in the case of clauses (a) and (b), to each of the limitations, restrictions and conditions set forth in Section 2 of the Security Agreement with respect to the collateral assignment of this Agreement; provided that, such collateral assignment and such third party beneficiary rights shall automatically terminate upon the irrevocable payment in full of the Obligations (other than contingent indemnity obligations as to which no claim has been made) and the termination of the Commitments in full.

SECTION 8.9 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

SECTION 8.10 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

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IN WITNESS WHEREOF, the Purchaser and the Seller each have caused this Sale and Contribution Agreement to be duly executed by their respective officers as of the day and year first above written.

FS GLOBAL CREDIT OPPORTUNITIES FUND, as Seller

By:	/s/ Gerald F. Stahlecker

Name:	Gerald F. Stahlecker
Title:	Executive Vice President

DAUPHIN FUNDING LLC, as Purchaser

By:	/s/ Gerald F. Stahlecker

Name:	Gerald F. Stahlecker
Title:	Executive Vice President

[Signature Page to the Sale and Contribution Agreement]